Registration Statement No. 333-198791

Registration Statement No. 333-209446

Registration Statement No. 333-215092

Registration Statement No. 333-222006

Registration Statement No. 333-228785

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198791

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-209446

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215092

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222006

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-228785

CIVITAS SOLUTIONS, INC.

(NATIONAL MENTOR HOLDINGS, INC., AS SUCCESSOR TO CIVITAS SOLUTIONS, INC.)

(Exact Name of Registrant as Specified in Charter)

Delaware	65-1309110
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor, Boston, Massachusetts 02210

(Address of Principal Executive Offices) (Zip Code)

2014 Omnibus Incentive Plan

(Full title of the plan)

Gina L. Martin

Chief Legal Officer

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(617) 790-4800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Lisa Haddad

Jacqueline Mercier

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

617-570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Civitas Solutions, Inc. (the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (together, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)

Registration Statement No. 333-198791, filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2014, registering the offer and sale of 3,325,500 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Shares”), issuable pursuant to the Civitas Solutions, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”);

(2)	Registration Statement No. 333-209446, filed with the Commission on February 9, 2016, registering the offer and sale of 2,221,297 Common Shares issuable pursuant to the 2014 Plan;

(3)	Registration Statement No. 333-215092, filed with the Commission on December 14, 2016, registering the offer and sale of 1,116,443 Common Shares issuable pursuant to the 2014 Plan;

(4)	Registration Statement No. 333-222006, filed with the Commission on December 12, 2017, registering the offer and sale of 1,123,238 Common Shares issuable pursuant to the 2014 Plan; and

(5)	Registration Statement No. 333-228785, filed with the Commission on December 13, 2018, registering the offer and sale of 1,083,488 Common Shares issuable pursuant to the 2014 Plan.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2018, by and among the Registrant, Celtic Intermediate Corp., a Delaware corporation (“Parent”), and Celtic Tier II Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on March 8, 2019, Merger Sub merged with and into the Registrant (the “Merger”). Pursuant to the terms of the Merger Agreement, each Common Share of the Registrant outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than Common Shares (i) then held by the Registrant in the Registrant’s treasury, (ii) owned by Parent or Merger Sub, and (iii) owned by any direct or indirect wholly-owned subsidiary of the Registrant, Parent or Merger Sub) was converted into the right to receive $17.75 in cash, without interest, less any applicable withholding taxes. As a result of the Merger, the Registrant became a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

On March 8, 2019, in connection with the Merger and as a result of a series of subsequent transactions, National Mentor Holdings, Inc. (“NMH”), an indirect, wholly-owned subsidiary of the Registrant, became a direct, wholly-owned subsidiary of Parent and successor to the Registrant, at which time the separate corporate existence of the Registrant ended. Pursuant to the requirements of the Securities Exchange Act of 1934, NMH, as successor to the Registrant, has caused this Post-Effective Amendment to be signed on its behalf by the undersigned duly authorized person.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, in the Commonwealth of Massachusetts, on this 8th day of March, 2019.

National Mentor Holdings, Inc. (as successor by merger to Civitas Solutions, Inc.)

By:	/s/ Bruce F. Nardella
Name: Bruce F. Nardella
Title: President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.